Exhibit 17.1

CHRISTIANSEN & SERGI, INC PROFESSIONAL ENGINEERS AND LAND SURVEYORS 160 SUMMER STREET, HAVERHILL, MA 01830 tel: 978-373-0310 www.csi-engr.corn fax 978-372-3960

December 3, 2014

Jeromy Olsen, Chairman

Board of Directors

SportsField Holdings Company

160 Summer Street

Haverhill MA 01830

Dear Jeromy

I hereby resign my position as a member of the Board of Directors of SportsField Holding Company, effectively immediately.

Sincerely

/s/ Philip G. Christiansen
Philip G. Christiansen